Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-239656) pertaining to the 2020 Incentive Award Plan, 2020 Employee Stock Purchase Plan, and Amended and Restated 2015 Incentive Share Option Plan of Lemonade, Inc. of our report dated March 8, 2021, with respect to the consolidated financial statements of Lemonade, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2020.
/s/ Ernst & Young LLP
New York, New York

March 8, 2021